Exhibit 99, Table of Transactions

David D. Mandarich, February 11, 2007 Transaction

Schedule B

200 shares at $44.88

1100 shares at $44.90

800 shares at $44.91

900 shares at $44.92

398 shares at $44.93

300 shares at $44.94

700 shares at $44.95

800 shares at $44.96

723 shares at $44.97

200 shares at $44.98

2715 shares at $44.98

1600 shares at $44.99

400 shares at $45.00

52 shares at $45.01

1512 shares at $45.01

200 shares at $45.01

1000 shares at $45.02

100 shares at $45.03

338 shares at $45.03

139 shares at $45.04

1856 shares at $45.05

100 shares at $45.06

400 shares at $45.07

276 shares at $45.08

100 shares at $45.09

88 shares at $45.10

200 shares at $45.11

106 shares at $45.12

100 shares at $45.13

100 shares at $45.14

100 shares at $45.16

17,603 total shares sold at an average sale price of $44.989 per share.